CONSULTING AGREEMENT

AGREEMENT made as of June 29, 2007, by and between China Venture Partners, Inc., a Delaware corporation with offices at 80 Wall Street - Suite 212, New York, New York 10005 (hereinafter referred to as "Consultant") and China Shoe Holdings, Inc., a Nevada corporation "Company").

WHEREAS, the Company desires to continue to obtain the benefit of the services of Consultant to provide the services hereinafter set forth during a six month period commencing June 1, 2007 and ending December 1, 2007; and

WHEREAS, Consultant desires to render such services to the Company;

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and the acts herein described, it is agreed between the parties as follows:
1.  The Company hereby engages and retains Consultant and Consultant hereby agrees to render services and advice to the Company, for a six (6) month period commencing June 1, 2007 and ending December 1, 2007.

2.  The services to be rendered by Consultant shall consist of advice and opinions to the Company concerning, but not limited to, consulting with management concerning relations with broker-dealers, availability of opportunities to expand the Company's investor base, support and strategic planning for the Company's relationships with investors and the financial community introductions to research analysts as well as aid in preparing presentations to the investment community. Consultant may also seek and evaluate acquisition candidates for the Company. Consultant shall have the sole discretion as to the form, manner and place in which said advice shall be given and the amount of time to be devoted to serve under this Agreement. Except as provided hereinafter, an oral opinion by Consultant to the Company shall be considered sufficient compliance with the requirements of this paragraph. From time to time, however, the Company may request that Consultant render a written report in connection with specific advice it may give to the Company and Consultant shall submit such report in writing. Consultant shall devote to the Company only such time as it may deem necessary, and when reasonably requested by the Company, and shall not by this Agreement be prevented or barred from rendering services of the same or similar nature, as herein described, or services of any nature whatsoever for or on behalf of persons, firms or corporations other than the Company. The Company recognizes the Consultant provides services to other clients. Consultant agrees and acknowledges that none of the services to be performed by it under this Agreement involve or include the offer or sale of securities in a capital-raising transaction or advice with respect to mergers or acquisitions. The Company acknowledges that it has already received substantial services from the Consultant and its beneficial owners.

3.  The Company shall compensate the Consultant for the availability of its services during the six month period of this Agreement by:

(i) The issuance of 15, 185,000 shares of its common stock, par value $.001 (the “Shares”). The Shares shall be deemed fully paid and earned on issuance. The parties agree that the shares shall have a value equal to their par value and an aggregate value of $15,185. Consultant may reassign all or a portion of the Shares to designees, provided the same make suitable investment representations;

(ii) In connection with any Merger or other Acquisition where the acquired company was introduced to the Company by the Consultant payment, in cash, upon the closing of the transaction (unless the Consultant and the Company shall mutually agree to a payment other than in cash) based upon the value of the transaction with any of the Company’s securities being valued at their market value at the time of the transaction based on the following formula:

(A)	5% of the first one million ($1,000,000) dollars of the value of the transaction;
(B)	4% of the amount of the value of the transaction in excess of one million ($1,000,000) dollars up to and including two million ($2,000,000) dollars;
(C)	3% of the amount of the value of the transaction in excess of two million ($2,000,000) dollars up to and including three million ($3,000,000) dollars;
(D)	2% of the amount of the value of the transaction in excess of three million ($3,000,000) dollars up to and including four million ($4,000,000) dollars; and
(E)	1% of the amount of the value of the transaction in excess of four million ($4,000,000) dollars.

The payment of fees under this sub-paragraph (ii) shall apply to any merger or acquisition which is consummated with any party introduced to the Company be the Consultant during the term of this Agreement or within two years thereafter.

For purposes of this Agreement, “Merger or Acquisition” means (A) any transaction or series of transactions whereby, directly or indirectly, (i) 50% of the assets, revenues or income of the Company or any of its subsidiaries or affiliates or (ii) more than 50% of the capital stock of the Company or any of its subsidiaries or affiliates is acquired, licensed or leased, with or without a purchase option, by another party or parties or is transferred to another party or parties in any manner, including by way of stock purchase, sale, or exchange, merger, consolidation, reorganization, recapitalization, liquidation, joint venture or partnership, minority investment, tender or exchange offer, open market or negotiated purchase or any similar transaction or any combination of the foregoing or (B) any transaction or series of transactions whereby, directly or indirectly, (i) 50% of the assets, revenues or income of any other entity or (ii) more than 50% of the capital stock of any other entity is acquired, licensed or leased, with or without a purchase option, by the Company or any of its subsidiaries or affiliates or is transferred to the Company or any of its subsidiaries or affiliates in any manner, including by way of stock purchase, sale, or exchange, merger, consolidation, reorganization, recapitalization, liquidation, joint venture or partnership, minority investment, tender or exchange offer, open market or negotiated purchase or any similar transaction or any combination of the foregoing.

(iii) The Company shall not be liable for out of pocket expenses of the Consultant unless approved in advance by the Company. The Company shall reimburse the Consultant for any approved out-of-pocket disbursements and expenses in connection with services rendered, upon submission of substantiation therefore.

4. The Company agrees to indemnify and hold harmless Consultant, its officers, directors, employees and agents and each person, if any who controls the Consultant, against any and all loss, liability, claim, damage and expense whatsoever (including but not limited to attorneys' fees and any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) arising out of or based upon any untrue or alleged untrue statement of a material fact contained (i) in any information provided to Consultant by the Company or (ii) arising out of Consultant’s services.

If any action is commenced against the Consultant or any of its officers, directors, employees, agents or controlling persons (an indemnified party) in respect of which indemnity may be sought against the Company pursuant to the foregoing paragraph, such indemnified party or parties shall promptly notify the indemnifying party in writing of the commencement of such action and the indemnifying party shall assume the defense of such action, including the employment of counsel (satisfactory to such indemnified party or parties) and payment of expenses. Such indemnified party or parties shall have the right to employ its or their own counsel in any such case but the fees and expenses of such counsel shall be at the expense of such indemnified party in connection with the defense of such action or the indemnifying party or parties unless the employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such action or the indemnifying party shall not have employed counsel to have charge of the defense of such action or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the indemnifying party. Anything in this paragraph to the contrary notwithstanding, the Company shall not be liable for any settlement of any such claim or action effected without its written consent. The Company agrees promptly to notify the Consultant of the commencement of any litigation or proceeding against the Company or any of its officers or directors in connection with any matter covered by the services to be rendered by Consultant.

None of Consultant its officers, directors, employees, affiliates, subsidiaries, agents or controlling persons shall have any liability to the Company, its subsidiaries or affiliates or any person asserting a claim on behalf of or in the right of the Company or its subsidiaries or affiliates in connection with or as a result of Consultant’s engagement hereunder or any matter referred to herein, except to the extent that a loss, claim, liability, damage or expense incurred by the Company or its subsidiary or affiliate is finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct or fraud of the person or entity performing services hereunder. The Company, for itself and for anyone claiming through it or in its name or on behalf of its security holders or other owners irrevocably waives any right it may have to a trial by jury with respect to relative to or arising under this Agreement or Consultant’s engagement hereunder. Without the prior written consent of Consultant, which shall not be unreasonably withheld, the Company shall not settle, compromise, or consent to the entry of a judgement in any pending or threatened claim, action or proceeding if, following such event, indemnity against the Consultant or its officers, directors, employees affiliates subsidiaries, agents, or controlling persons may be sought.

  5. The Company agrees that in the event it shall seek any debt or equity financing during the term of this agreement, it shall, before proceeding with such financing, offer the same to Consultant by a written notice addressed to Consultant at the address. Consultant shall, upon receipt of such notice, have thirty days to determine whether it shall arrange financing for the Company on similar terms. If Consultant does not determine to exercise its right of first refusal as provided herein and the Company may go forward with such financing. However, if the terms of such financing thereafter materially change, the Company shall again offer such financing to Consultant pursuant to this right of first refusal. In the event Consultant is able to arrange financing under this paragraph, or otherwise arrange financing for the Company, Consultant shall receive, at nominal cost, warrants to purchase 15% of the money raised at the same terms as such financing. The Company represents that it will obtain waivers of any conflicting rights of first refusal within thirty days of the date hereof. This right of first refusal shall be subordinate to any right of first refusal granted to the underwriter of the Company’s initial public offering.

6. This instrument contains the entire agreement of the parties. There are no representations or warranties other than as contained herein, and there shall not be any liability to Consultant for any services rendered to the Company pursuant to the terms of this Agreement. No waiver or modification hereof shall be valid unless executed in writing with the same formalities as this Agreement. Waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any other of subsequent breach, whether of like or of a different nature.

7. This Agreement shall be construed according to the laws of the State of New York as they are applied to agreements executed and to be performed entirely within such State and shall be binding upon the parties hereto, their successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be signed and their respective seals to be hereunto affixed the day and year first above written.

China Venture Partners, Inc.

By:	/s/
Haining Zhang, President

China Shoe Holdings, Inc.

By:	/s/